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                                                                  EXHIBIT 12.2

                                                        Cascade Entertainment Group, LLC

                                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                          Three Months Three Months
                               Year ended     Year ended       Year ended     Year ended      Year ended     Ended        Ended
                              December 31,  December 31,     December 31,   December 31,     December 31,    March 31,   March 31,
                                  1998          1999             2000           2001             2002          2002         2003
                             ----------------------------------------------------------------------------- ------------------------
Computation of earnings
Income (loss) before income
taxes and extraordinary item $ (373,064)   $ (1,431,448)  $ (12,836,506)   $ (10,072,255)  $  8,266,478 $ (2,608,797)  $ 114,756

Add:
Fixed charges                     5,551         148,460         852,321        1,362,430      1,297,030      302,443     196,626
                             -------------------------------------------------------------------------- -------------------------
     Earnings, as adjusted   $ (367,513)   $ (1,282,988)  $ (11,984,185)   $  (8,709,825)  $  9,563,508 $ (2,306,354)  $ 311,382
                             ========================================================================== =========================

Computation of fixed charges:

Interest expense             $    5,551    $     93,348   $     798,187    $   1,296,862   $  1,238,309 $    287,769   $  182,031
Estimated interest within
 rental/lease expense (1)             -          55,112          54,134           65,568         58,721       14,674       14,595
                             ----------------------------------------------------------------------------------------------------
     Fixed charges           $    5,551    $    148,460   $     852,321    $   1,362,430   $  1,297,030 $    302,443   $  196,626
                             ====================================================================================================

Ratio of earnings to
fixed charges (2)                     -               -               -                -          7.37             -         1.58


(1) For purposes of computing the ratio of earnings to fixed charges, estimated interest within rental & lease expense is computed as one-half of rent/lease expense, which is deemed to be representative of an interest factor.

(2) Deficiency of earnings
to fixed charges             $ (361,962)  $(1,134,528)   $(11,131,864)    $  (7,347,395)  $         - $  (2,003,911)  $        -




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